EXHIBIT 10.3

RAMCO-GERSHENSON PROPERTIES TRUST

Performance Share Award Notice
Under the Inducement Incentive Plan

THIS PERFORMANCE SHARE AWARD NOTICE, dated as of ____________, 2018, sets forth the terms of a grant of performance shares by Ramco-Gershenson Properties Trust, a real estate investment trust organized in Maryland (the “Trust”), to the Grantee named below.

WHEREAS, the Trust has adopted the Ramco-Gershenson Properties Trust Inducement Incentive Plan (the “Plan”) to enhance the ability of the Trust to attract and retain highly qualified employees and to motivate those employees to improve the business results of the Trust; and

WHEREAS, the Committee has determined to grant to the Grantee an award of Performance Shares as provided herein to encourage the Grantee’s efforts toward the continuing success of the Trust.

The Trust grants to the Grantee an award on the following terms and subject to the following conditions:

1.
Grant by the Trust.  The Trust grants to the Grantee a Performance Award for Performance Shares (the “Award”). Subject to the terms and conditions hereof, payment with respect to vested Awards shall be made in the form of common shares of beneficial interest of the Trust as to up to _______ Performance Shares, and in cash as to the balance of the Performance Shares subject hereto. This Award shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Award shall have the same definitions as set forth in the Plan.

AWARD SUMMARY
Name of Grantee:
Target Number of Performance Shares:
Grant Date:
Performance Period:	____________, 2018 through December 31, 2020
Vesting Date:	March 1, 2021 (for any earned shares)

2.
Performance Objective. Performance Shares shall be earned based on the achievement of Total Shareholder Return of the Trust compared to the Total Shareholder Return of designated peer companies over the Performance Period as provided on the attached Appendix A.  “Total Shareholder Return” shall be defined as the increase in value of a fixed amount invested in the common shares of an entity, taking into account both stock price appreciation and dividends or other distributions, during the Performance Period (dividends are calculated as if they are reinvested in a company’s stock as of the ex-dividend date based on such date’s closing stock price).  In determining the value of shares at the beginning and end of the Performance Period, the Committee shall use the average closing price for the twenty (20) trading days ending on the beginning and end of the Performance Period. The Trust’s Total Shareholder Return shall be compared to the Total Shareholder Returns achieved by a group of peer companies (the “Peer Group”) whose shares are expected to be impacted by the same economic factors and secular trends as the Trust, with the result expressed as a percentile (where the Trust is considered to be part of the peer set).  The applicable Peer Group for the Performance Period is the group of publically traded shopping center REITs listed on the attached Appendix A.

3.
Peer Group Adjustments. Any company in the Peer Group that files for bankruptcy protection shall be placed at the bottom of the Peer Group.  Any company in the Peer Group that is acquired and is no longer separately trading will be excluded from the Peer Group, and the size of the Peer Group will be reduced by one.  No changes to the Peer Group will be made as a result of an acquisition or divestiture by a company in the Peer Group of a portion of its business, as such events are generally considered to be part of the ordinary course of business; however, in the instance where a peer company has entered an agreement to be acquired and such transaction has not yet been consummated at the end of the performance period, such peer company will be excluded from results as if it had already been acquired.

4.
Determination of Award and Notice. As soon as possible after the end of the Performance Period, but in no event later than March 15 of the year following the end of the Performance Period, the Compensation Committee of the Board of Trustees (the “Committee”) will certify in writing whether and to what extent the performance measure has been achieved for the Performance Period and determine the number of shares, if any, to be issued to the Grantee in accordance with the matrix set forth in Appendix A. The date of the Committee’s certification pursuant to this Section 4 shall hereinafter be referred to as the “Certification Date.” The Trust will notify the Grantee of the Committee’s certification promptly following the Certification Date. Shares shall be issued to the Grantee within ten days of the Certification Date.

5.
Forfeiture of Award Prior to Issue Date. Except as provided by the Committee, the Grantee will not be entitled to any issuance of shares with respect to the Award if the Grantee is not, for any reason, employed by the Trust or an Affiliate of the Trust on the Certification Date; provided that (i) upon a Change of Control occurring prior to the end of the Performance Period while the Grantee remains employed by the Trust or an Affiliate, so long as such action does not result in the Grantee being subject to additional tax under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder (“Code Section 409A”), the Committee shall take action to vest and pay out the Award in full within 30 days after closing of the Change of Control, at the Target Level, and (ii) upon the termination of the Grantee’s employment due to the death or disability of the Grantee, the Grantee’s Award shall vest and be paid out in accordance with the terms of Section 4 as if the Grantee remained employed by the Trust on the Certification Date.   Notwithstanding the foregoing or anything to the contrary herein, the terms of that certain Employment Agreement, dated as of _____________, by and between the Trust and the Grantee (as it may be amended and/or restated from time to time, the “Employment Agreement”) shall govern the Award in the event the Grantee’s employment by the Trust is terminated (i) involuntarily, either by the Trust without “Cause” or by the Grantee for “Good Reason,” or (ii) because of the Grantee’s death or “disability,” or (iii) within __ months after a “Change in Control” either by the Trust without “Cause” or by the Grantee for “Good Reason” (as all such terms are defined in the Employment Agreement).

6.
No Rights as a Shareholder.  Prior to any issuance of shares, the Grantee shall not at any time have any rights as a shareholder with respect to any Award.  No dividends (or dividend equivalents) will be paid on any earned or unearned Performance Shares.

7.
No Right to Continued Employment.   Nothing in this Award or the Plan shall interfere with or limit in any way the right of the Trust to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Trust or any Affiliate.

8.
Construction. This Award is made and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Award and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Committee with respect to any question or issue arising under the Plan or this Award shall be conclusive and binding on all persons having an interest in the Award.

9.
Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Award shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Trust and its Affiliates for all purposes.

10.
Entire Statement of Award.  This Award and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Trust and its Affiliates, and supersede all other agreements, whether written or oral, with respect to the Award.

11.	Headings. The headings of this Award are inserted for convenience only and do not constitute a part of this Award.

12.
Code Section 409A.  The Award is intended to either be exempt from or to comply with Code Section 409A and shall be interpreted and administered consistent with that intent, provided, however, that the Trust makes no representation regarding the status of the Award under Code Section 409A and the Trust shall not be liable for any additional tax, interest or penalty that may be imposed upon the Grantee, or other damage that may be suffered by the Grantee, as a result of the Award being subject to and not in compliance with Code Section 409A.  Each payment required to be made hereunder shall be treated as a separate and distinct payment for purposes of Code Section 409A. If (i) an amount owing to the Grantee hereunder constitutes nonqualified deferred compensation subject to Code Section 409A, (ii) the amount is considered to be payable to the Grantee as a result of the Grantee’s “separation from service” with the Trust and its Affiliates for purposes and within the meaning of Code Section 409A, and (iii) the Grantee is at the time of separation from service a “specified employee” of the Trust and its Affiliates, then (notwithstanding any other provision hereof) the amount shall not be paid to the Grantee any earlier than the time when such amount may be paid to the Grantee without the Grantee being subject to liability for additional tax on such amount under Code Section 409A.

13.
Tax Withholding Obligation. If upon the Certification Date or other applicable date there shall be payable by the Trust or an affiliate of the Trust any statutory income and/or employment tax withholding, in the Trust's discretion, then unless provided otherwise by the Trust, such tax withholding obligations, if any, will be satisfied by the Trust withholding a number of shares of Common Stock that would otherwise be vested under the Award in an amount that the Trust determines has a fair market value sufficient to meet such tax withholding obligations, up to the maximum statutory withholding requirement. In the Trust's discretion, it may require or permit reimbursement or payment of such tax withholding obligations by wire transfer, certified check, additional payroll withholding or other means acceptable to the Trust and upon such terms and conditions as the Trust may prescribe. The Trust may also permit the Grantee to tender shares to the Trust subsequent to receipt of such shares in respect of an Award. The Trust is permitted to defer issuance of shares until reimbursement or payment by the Grantee to the Trust or an affiliate of the Trust of the amount of any such tax.

The Grantee is ultimately liable and responsible for all taxes owed by such Grantee in connection with the Award, regardless of any action the Trust takes with respect to any tax withholding obligations that arise in connection with the Award. The Trust makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or issuance of the Performance Shares or the subsequent sale of any of the shares underlying the Performance Shares. The Trust does not commit and is under no obligation to structure the Award program to reduce or eliminate the Participant's tax liability.

IN WITNESS WHEREOF, this Award Notice is duly authorized as of the date first above written.
RAMCO-GERSHENSON PROPERTIES TRUST,
a Maryland real estate investment trust

By:
Title:

Accepted:

APPENDIX A

Kimco Realty Corporation,
DDR Corp.,
Weingarten Realty Investors,
Regency Centers Corporation,
Federal Realty Investment Trust,
Cedar Realty Trust,
Acadia Realty Trust,
Retail Opportunity Investments Corp.,
Kite Realty Group,
Saul Centers, Inc.,
Urban Edge Properties,
Urstadt-Biddle Properties,
Brixmoor Property Group, Inc.
Washington Prime Group, Inc.
and
Retail Properties of America, Inc.

Level	Comparative Total Shareholder Return Percentile	Percentage of Target Number of Performance Shares
Threshold	33rd	50%
Target	50th	100%
Maximum	90th	200%

There will be a linear increase in payout between the performance levels if Threshold performance is achieved; no payout shall occur below 33rd percentile performance.